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                                                                    EXHIBIT 99.1

                                ALASKA AIR GROUP

                                      NEWS


CONTACT: Lou Cancelmi
         206/433-3170

FOR IMMEDIATE RELEASE                                             August 7, 1996


                   ALASKA AMENDS STOCKHOLDER RIGHTS AGREEMENT

         SEATTLE -- Alaska Air Group, Inc. announced today that its board of directors has adopted an amended and restated stockholder rights agreement designed to protect stockholders from coercive takeover tactics. The amended and restated agreement replaces the company's current rights plan that expires in December 1996. The rights are similar to those adopted by many public companies.

         In making the announcement, the company said it is not aware of any effort to gain control of the company. The rights will be exercisable only if a person or group acquires 20% or more of Alaska Air Group's common stock or announces a tender offer that would result in ownership by a person or group of 20% or more of the common stock. Details of the rights are outlined in the company's filings with the Securities and Exchange Commission.

         "The rights are designed to assure that all of Alaska Air Group's stockholders receive fair and equal treatment in the event of any proposed takeover of the company," said John F. Kelly, chairman, president and chief executive officer. "The rights are not designed to prevent an acquisition of the company, but rather to provide adequate time for the board and stockholders to evaluate the fairness of a proposal."

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                     P. O. Box 68947, Seattle, WA 98168-0947